Exhibit 99.(h)(7)(v)

Amendment to Participation Agreement

Among

Protective Life and Annuity Insurance Company

PIMCO Variable Insurance Trust, and

PIMCO Investments LLC

Protective Life and Annuity Insurance Company (the “Company”), on its behalf and on behalf of certain Accounts of the Company, PIMCO Variable Insurance Trust (the “Fund”), and PIMCO Investments LLC (the “Underwriter”), have previously entered into a Participation Agreement dated November 1, 2009, as amended (the “Agreement”). The parties now desire to further amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement, as amended, shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is deleted and replaced in its entirety with the Schedule A attached hereto.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused the Amendment to be executed and effective as of April 1, 2025.

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY:

By its authorized officer

	By:	/s/ Steve Cramer

	Name:	Steve Cramer

	Title:	Chief Product Officer – Retirement Division

PIMCO VARIABLE INSURANCE TRUST:

By its authorized officer

	By:	/s/ Joshua Ratner

	Name:	Joshua Ratner

	Title:	President

PIMCO INVESTMENTS LLC:

By its authorized officer

	By:	/s/ Robert O. Young

	Name:	Robert Young

	Title:	Authorized Signatory

Schedule A

The term “Designated Portfolio” of the Fund will include any currently offered class of any Portfolio of the Fund, as noted below, as well as any Portfolio of the Fund or any share class of any Portfolio created subsequent to the date hereof.

PIMCO Variable Insurance Trust: All Portfolios offering Administrative Class, Advisor Class and/or Institutional Class shares.

The terms “Segregated Asset Accounts” and “Products” of the Company include any existing Segregated Asset Accounts and Products (as listed below) as well as any Segregated Asset Accounts and/or Products created subsequent to the date hereof, that offer Designated Portfolios.

Segregated Asset Account	Product
Variable Annuity Account A of Protective Life

ProtectiveRewards Elite NY

ProtectiveAccess XL NY

ProtectiveRewards II NY

Protective Variable Annuity NY, Series B, C and L

Protective Variable Annuity II B Series NY

Protective Investors Benefit Advisory NY Variable Annuity

Protective Aspirations NY

PLAIC Variable Annuity Account S	Schwab Genesis Variable Annuity NY Schwab Genesis Advisory Variable Annuity NY
Protective NY COLI VUL Separate Account	Protective Executive Benefits Registered VUL NY
Protective NY COLI PPVUL Separate Account	Protective Executive Benefits Private Placement VUL NY
Protective NY Variable Life Separate Account	Protective Strategic Objectives VUL II NY